[LETTERHEAD]


January 26, 2000


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC 20549


RE:  DAC Technologies Group International, Inc. (the "Company")

Ladies and Gentlemen:

This firm has been provided with a copy of the disclosure to be made by the company in a Report on form 10-SB, Item 3 regarding the change of the Company's certifying acountants from Sweeney, Gates & Co. to Moore, Stephens & Foster, LLP. After review of such disclosure, this firm agrees with the statements made by the Company therein as it relates to this firm.


Sincerely,

/s/ Sweeney, Gates & Co.
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Sweeney, Gates & Co.